As filed with the Securities and Exchange Commission on July 2, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

TAT TECHNOLOGIES LTD.
(Exact name of Registrant as specified in its charter and
Translation of Registrant’s name into English)

Israel
(Jurisdiction of incorporation or organization)	(I.R.S Employer Identification Number)

P.O. BOX 80, Gedera 70750 Israel
(Address of Registrant’s Principal Executive Offices)

TAT Technologies Ltd. 2012 Stock Option Plan
(Full title of the plan)

Chief Executive Officer
Limco-Piedmont, Inc.
5304 S. Lawton Avenue
Tulsa, Oklahoma 74107
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen W. Rubin, Esq.
Proskauer Rose LLP
11 Times Square
New York, NY 10036

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, par value 0.90 New Israeli Shekels per share, to be issued under the TAT Technologies Ltd. 2012 Stock Option Plan	330,000	$6.82	(2)	$2,250,600	(3)	$306.99

(1)
This Registration Statement covers Ordinary Shares of TAT Technologies, Ltd. (the “Registrant”): (i) issuable pursuant to the exercise of options granted prior to the date hereof under the TAT Technologies Ltd. 2012 Stock Option Plan (the “Plan”), (ii) to be issued under the Plan, and (iii) pursuant to Rule 416(a) of the Securities Act of 1933, as amended, any additional shares of Ordinary Shares, which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Ordinary Shares.

(2)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price (rounded to the nearest cent) of the options outstanding under the Plan.

(3)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $6.82 per share, which represents the average of the high and low price of the Registrant’s Ordinary Shares as reported on the NASDAQ Global Market on June 28, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Commission, are hereby incorporated by reference in this Registration Statement:

(1)
the Registrant’s prospectus, dated May 7, 2009 (the “Prospectus”), filed pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form F-4 (File No. 333-159043), as declared effective on June 8, 2009;

(2)	the description of our Ordinary Shares provided in the Registrant’s Registration Statement on Form F-20FR12G, filed with the SEC on June 24, 2003 pursuant to Section 12(g) of the Exchange Act;

(3)	the Registrant’s Annual Report of Foreign Private Issuers on Form 20-F, filed with the SEC on April 29, 2013, and amended on Form 20-F/A, filed with the SEC on May 2, 2013; and

(4)	the Registrant’s Reports of Foreign Private Issuers on Form 6-K, filed with the SEC on June 24, 2013 and June 27, 2013.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

•	Monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court;

•
Reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent;

•	A monetary obligation imposed on the office holder in favor of another person who was injured by a violation, as this term is defined in section 52(54)(a)(1)(a) of the Israeli Securities Law;

•
Expenses expended by the office holder, including reasonable litigation expenses, and including attorney's fees, in respect of any proceeding under chapters 8-C, 8-D or 9-A of the Israeli Securities Law or in respect to any monetary sanction;

•
Reasonable litigation expenses, including attorneys’ fees, incurred by such office holder or which were imposed on him by a court, in proceedings the company instituted against the office holder or that were instituted on the company’s behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of a crime which does not require proof of criminal intent; or

•	Any other liability, payment or expense which the Registrant may indemnify its office holders under the Israeli Company Law, the Israeli Securities Law or other Israeli law.

In accordance with the Israeli Companies Law, a company’s articles of association may permit the company to:

•
Undertake in advance to indemnify an office holder, except that with respect to a financial liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances; and

•	Retroactively indemnify an office holder of the company.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exempting an office holder from duty to the company shall be valid, where such insurance, indemnification or exemption relates to any of the following:

•
Breach by the office holder of his duty of loyalty, except with respect to insurance coverage or indemnification if the office holder acted in good faith and had reasonable grounds to assume that the act would not prejudice the company;

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•	Breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently;

•	Any act or omission committed with intent to derive an unlawful personal gain; and

•	Any fine or forfeiture imposed on the office holder.

In addition, pursuant to the Israeli Companies Law, exemption of, procurement of insurance coverage for, an undertaking to indemnify or indemnification of an office holder must be approved by the audit committee and the board of directors and, if such office holder is a director or a controlling shareholder or a relative of the controlling shareholder, also by the shareholders general meeting.  A special majority at the general meeting is required if a controlling shareholder is interested in such transaction as an office holder or as a relative of an office holder, as described above.

 Our articles of association include provisions which allow us to insure, indemnify and exempt our office holders, subject to the provisions of the Israeli Companies Law. We currently maintain directors’ and officers’ liability insurance to cover liabilities of up to $25 million per claim and in the aggregate; following the approvals by our audit committee, our compensation committee and the board of directors in accordance with the conditions of a "framework transaction" approved by the general meeting of shareholders on August 30, 2010, such insurance have been recently renewed for additional period of one year commencing on March 15, 2013.  In July 2004, our shareholders approved a form of directors and officers letter of indemnification and exemption for liabilities and expenses incurred as a result of their acts in their capacity as directors and officers of our company, in an aggregate amount not to exceed $5.0 million or 25% of our equity capital (net worth).

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Document
4.1	Memorandum of Association of the Registrant*
4.2	Articles of Association of the Registrant.*
4.3	Specimen Certificate for Ordinary Shares.*
4.4	TAT Technologies Ltd. Stock Option Plan.
4.5	Form of 102 Stock Option Agreement (Israel).
4.6	Form of Stock Option Agreement (US)
5.1	Opinion of Shibolet & Co. Advocates and Notaries.
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited.
23.2	Consent of Dixon Hughes Goodman LLP
23.3	Consent of Shibolet & Co. Advocates and Notaries (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

*Filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 1992, and incorporated herein by reference.

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gedera, State of Israel, on July 2, 2013.

TAT Technologies Ltd.

By:	/s/ Yaron Shalem
Name: Yaron Shalem
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Itsik Maaravi and Yaron Shalem, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 2, 2013.

Signature	Title

/s/ Itsik Maaravi	Chief Executive Officer (Principal Executive Officer)
Itsik Maaravi

/s/ Yaron Shalem	Chief Financial Officer (Principal Financial and Accounting Officer)
Yaron Shalem

/s/ Zeev Birnboim	Director
Zeev Birnboim

/s/ Avi Shani	Director
Avi Shani

/s/ Iris Shapira	Director
Iris Shapira

/s/ Jan Loeb	Director
Jan Loeb

/s/ Yakov Shahar	Director
Yakov Shahar

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document
4.1	Memorandum of Association of the Registrant*
4.2	Articles of Association of the Registrant.*
4.3	Specimen Certificate for Ordinary Shares.*
4.4	TAT Technologies Ltd. Stock Option Plan.
4.5	Form of 102 Stock Option Agreement (Israel).
4.6	Form of Stock Option Agreement (US)
5.1	Opinion of Shibolet & Co. Advocates and Notaries.
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited.
23.2	Consent of Dixon Hughes Goodman LLP
23.3	Consent of Shibolet & Co. Advocates and Notaries (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

*Filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 1992, and incorporated herein by reference.